UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2012

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, 17th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 23, 2012, Weight Watchers International, Inc. (the “Company”) filed its Tender Offer Statement on Schedule TO, in connection with the Company’s offer to purchase for cash up to $720,000,000 in value of shares of its common stock, no par value per share (the “Shares”) (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow the Company to purchase $720,000,000 in value of Shares) at a price not greater than $83.00 nor less than $72.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Offer”). On February 14, 2012, before it announced its intention to commence the Offer, the Company entered into an agreement (the “Purchase Agreement”) with Artal Holdings Sp. z o.o., Succursale de Luxembourg (“Artal”), which owns approximately 52% of the Company’s Shares. Pursuant to the Purchase Agreement, the Company has agreed to purchase from Artal a certain number of Shares such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and is expected to occur on the 11th business day following the expiration date of the Offer. The closing of the purchase of Shares from Artal is subject to the completion of the Offer. The closing of the Offer is subject to the completion of new borrowings in an amount sufficient to fund the Share purchases in the Offer and from Artal.

In connection with the Offer and related Purchase Agreement with Artal, on March 15, 2012, the Company entered into the Amendment Agreement among it, the lenders party thereto, JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, as syndication agents, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Nova Scotia, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as an issuer, and The Bank of Nova Scotia, as administrative agent for the lenders and as an issuer, relating to the Seventh Amended and Restated Credit Agreement dated as of March 15, 2012, attached as Annex A thereto (the “Amended and Restated WWI Credit Agreement”), to amend its existing credit facilities to obtain an extension of the maturities of its revolving credit facility and a portion of its term loan facility and obtain term loan commitments for up to an additional $1.45 billion of term loans to fund the Share purchases in the Offer and from Artal. Pursuant to the Amended and Restated WWI Credit Agreement, the Company’s credit facilities now consist of a term loan facility and a revolving credit facility summarized below (the “Credit Facilities”).

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New Term E and Term F Loans. The Amended and Restated WWI Credit Agreement provides for new term loans (the “New Term Loans”) consisting of certain tranche E loans (the “Term E Loans”) and certain tranche F loans (the “Term F Loans”) in an aggregate principal amount of $1.45 billion. The proceeds from the New Term Loans are to be used to fund the Share purchases in the Offer and from Artal. The Term E Loans will mature on the date that is five years after the effective date of the Amended and Restated WWI Credit Agreement (the “Closing Date”), and will amortize in equal quarterly installments of 1.25% through and including December 31, 2013, and 2.5% thereafter, of the original principal amount of the Term E Loans (after giving effect to any drawings to fund the purchase of Shares pursuant to the Offer and the Purchase Agreement) with the first amortization payment to occur on July 2, 2012 and with the balance payable on the maturity date of the Term E Loans. The Term F Loans will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments of 0.25% of the original principal amount of the Term F Loans (after giving effect to any drawing to fund the purchase of Shares pursuant to the Offer) with the first amortization payment to occur on July 2, 2012 and with the balance payable on the maturity date of the Term F Loans.

Borrowings under the Term E Loans will bear interest at an annual rate of LIBOR plus 1.75 – 2.25% per annum, or at the Company’s option, the alternate base rate (as defined in the Amended and Restated WWI Credit Agreement) plus 0.75 –1.25% per annum, in each case depending on the Company’s leverage ratio as set forth in the Amended and Restated WWI Credit Agreement. Borrowings under the Term F Loans will bear interest at an annual rate of LIBOR plus 2.75 – 3.00% per annum, or at the Company’s option, the alternate base rate (as defined in the Amended and Restated WWI Credit Agreement) plus 1.75 – 2.00% per annum, in each case depending on the Company’s leverage ratio as set forth in the Amended and Restated WWI Credit Agreement.

Certain prepayments, exchanges and re-pricings of Term F Loans will result in a prepayment premium of 101% on such Term F Loans if such transaction takes place within one year of the Closing Date.

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Existing Term Loans. The existing tranches of term loans under the Company’s term loan facility will continue to mature at various dates from January 26, 2013 to June 30, 2016 and will continue to bear interest at various rates equal to LIBOR plus 0.75 – 2.25% per annum, in each case depending on the Company’s leverage ratio as set forth in the Amended and Restated WWI Credit Agreement. As of the Closing Date, and giving effect to the Amended and Restated WWI Credit Agreement, the Company has approximately $464.0 million in the aggregate outstanding under these existing tranches of term loans.

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Revolving Facility. The Amended and Restated WWI Credit Agreement provides for a new tranche of revolving commitments consisting of $262.0 million of extended existing revolving commitments maturing on the date that is five years after the Closing Date, and the $70.7 million of the Company’s existing tranche of revolving commitments which have not been extended will continue to mature on June 30, 2014. The revolving credit facility may be used for revolving loans and a portion may be used for letters of credit. In addition to paying interest on outstanding principal under the Credit Facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facility with respect to the unused commitments at a rate equal to 0.35 – 0.50% per annum. Outstanding revolving loans under the new tranche of revolving commitments will bear interest at a rate equal to LIBOR plus 1.75 – 2.25% per annum, or at the Company’s option, the alternate base rate (as defined in the Amended and Restated WWI Credit Agreement) plus 0.75 – 1.25% per annum, in each case depending on the Company’s leverage ratio as set forth in the Amended and Restated WWI Credit Agreement. Outstanding revolving loans under the existing tranche of revolving commitments will bear interest at a rate equal to LIBOR plus 2.125 – 2.50% per annum, or at the Company’s option, the alternate base rate (as defined in the Amended and Restated WWI Credit Agreement) plus 1.125 – 1.50% per annum, in each case depending on the Company’s leverage ratio as set forth in the Amended and Restated WWI Credit Agreement.

The Company’s obligations under the Credit Facilities are secured, and its existing and future domestic subsidiaries have guaranteed the borrowings. Loans outstanding under the Credit Facilities (i) must be prepaid with net proceeds of certain permitted asset sales and (ii) may be prepaid at any time in whole or in part without premium or penalty.

The Credit Facilities contain customary covenants, including affirmative and negative covenants that, in certain circumstances, restrict the Company’s ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other payments, including investments, sell Company assets and enter into consolidations, mergers and transfers of all or substantially all of its assets. The Credit Facilities also require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Credit Facilities contain customary events of default. Upon the occurrence of an event of default under the Credit Facilities, amounts outstanding may be immediately due and payable.

The foregoing summaries of the Offer and the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the Tender Offer Statement on Schedule TO filed on February 23, 2012 and the Purchase Agreement that is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2012, respectively, and each such document is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

Dated: March 15, 2012	By:	/s/ Jeffrey A. Fiarman
		Name:	Jeffrey A. Fiarman
		Title:	Executive Vice President, General Counsel and Secretary